Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES ANNOUNCES SALE OF CERTAIN

OHIO AND NORTHWESTERN PENNSYLVANIA PRODUCING ASSETS

DALLAS, TEXAS, September 29, 2009…EXCO Resources, Inc. (NYSE: XCO) (“EXCO”) today announced that it has reached an agreement with EV Energy Partners, L.P., (Nasdaq: EVEP), along with certain institutional partnerships managed by EnerVest, Ltd. to sell certain Ohio and Northwestern Pennsylvania producing assets for $145 million, subject to customary purchase price adjustments.

As of December 31, 2008, the properties include estimated proved reserves of 1.9 million barrels of oil (Mmbbls) and 110.4 billion cubic feet (Bcf) of natural gas, or 121.9 billion cubic feet of natural gas equivalent (Bcfe), based on year-end SEC pricing. Current net production includes 258 barrels of oil per day and 12.9 million cubic feet per day of natural gas, or 14.4 million cubic feet of natural gas equivalent per day.

The sale is expected to close in November 2009, subject to customary closing conditions, and is effective as of September 1, 2009.

Douglas H. Miller, EXCO’s Chief Executive Officer commented, “This sale is part of our ongoing effort to divest certain non-strategic assets. We have now reached agreement on nearly $600 million of such asset sales and will continue our efforts.”

EXCO was advised by RBC Richardson Barr in this transaction.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, West Texas and the Mid-Continent.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.